Exhibit 3.61

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF

T2 MEDICAL, INC.

T2 Medical, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A.

The name of the corporation is T2 Medical, Inc. The Corporation was originally incorporated under the same name, and the original Certificate of Incorporation (as amended, the “Certificate of Incorporation”) of the Corporation was filed with the Secretary of State of the State of Delaware on December 14, 1987.

B.	Pursuant to Section 245 of the General Corporation Law of Delaware, this Second Restated Certificate of Incorporation integrates into a single instrument all of the provisions of the Certificate of Incorporation which are in effect and operative as a result of having theretofore been filed with the Secretary of State of the State of Delaware as certificates of amendment to the Certificate of Incorporation.

C.	This Second Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation as theretofore amended, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

D.	The terms and provisions of this Second Restated Certificate of Incorporation have been duly adopted pursuant to the provisions of Section 245 of the General Corporation Law of Delaware.

E.	The text of the Certificate of Incorporation is hereby restated to read in its entirety as follows:

1.	The name of the corporation is

T2 MEDICAL, INC.

2.	The address of the corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

3.	The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4.	The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000) shares of common stock, $1.00 par value per share.

5.	The corporation is to have perpetual existence.

6.	In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the corporation.

7.	Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may kept (subject in any provision contained in the bylaws) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the corporation. Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

8.	The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon the stockholders herein are granted subject to this reservation.

9.	The corporation shall, to the fullest extent to which it is empowered to do so and under the circumstances permitted by the General Corporation Law of the State of Delaware or any other applicable laws, as they may from time to time be in effect, indemnify any past, present or future director, officer or employee of the corporation or a designated officer or employee of an operating division of the corporation who was made or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation or designated officer of an operating division of the corporation, or is or was an employee or agent of the corporation, or is or was serving at the specific request of the corporation as a director, officer, employee or agent of another company or other corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employer benefit plan) in which the corporation should own, directly or indirectly, an equity interest or of which it may be a creditor, and may take such steps as may be deemed appropriate by the Board of Directors, including purchasing and maintaining insurance, entering into contracts (including, without limitation, contracts of indemnification between the corporation and its directors and officers), creating a trust fund, granting security interests or using other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect such indemnification.

10.	The liability of the directors of this corporation for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permissible by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended.

IN WITNESS WHEREOF, the Corporation has caused this Second Restated Certificate of Incorporation to be duly executed this July 1, 2010.

By:	/s/ Robert T. Allen
Name:	Robert T. Allen
Title:	President, Chief Financial Officer and Treasurer

[T2 Medical, Inc.]

3